Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION
OF
SERIES A-1 CONVERTIBLE PREFERRED STOCK
OF
OUTLOOK THERAPEUTICS, INC.

(pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Outlook Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST, that the original Certificate of Designation of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) of the Company (the “Certificate of Designation”) was originally filed with the Secretary of State of the State of Delaware on July 18, 2018.

SECOND, the Board of Directors of the Company duly adopted resolutions approving the following amendment to the Certificate of Designation, declaring such amendment to be advisable and in the best interests of the Company and its stockholders, and calling a meeting of the stockholders of the Company for consideration thereof.

THIRD, that hereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares of the Company’s Common Stock and Series A-1 Preferred Stock, as required by statute and the Certificate of Designation, were voted in favor of the following amendment to the Certificate of Designation.

A.	The definition of “Series A-1 Conversion Rate” in Section 1 shall be deleted in its entirety and replaced with the following:

“Series A-1 Conversion Rate” means $431.03447263, after giving effect to the combination of eight shares of Common Stock into one share of Common Stock as effected by the Certificate of Amendment of the Amended and Restated Certificate of the Incorporation of the Company, dated as of March 15, 2019, subject to adjustment in accordance with this Certificate of Designation.

B.	Section 5(a) shall be amended and restated to read in its entirety as follows:

“(a) Except as otherwise required by Law, and subject to the rules of the Nasdaq Capital Market (“Nasdaq”) (or the rules of the principal market on which the Common Stock is then listed) and the Investor Rights Agreement dated as of September 11, 2017 by and between the Company and BioLexis Pte. Ltd. (formerly known as GMS Tenshi Holdings Pte. Limited) (as may be amended from time to time, the “Investor Rights Agreement”), the Holders shall be entitled to (i) a number of votes equal to the largest number of whole Common Shares into which all Series A-1 Convertible Preferred Shares held of record by such Holders could then be converted pursuant to Section 7(a) (provided, that for purposes of calculating the number of votes that the Holders shall be entitled to under this Section 5, the definition of “Series A-1 Conversion Rate” shall mean “$111.982082867, after giving effect to the combination of eight shares of Common Stock into one share of Common Stock as effected by the Certificate of Amendment of the Amended and Restated Certificate of the Incorporation of the Company, dated as of March 15, 2019, subject to adjustment in accordance with this Certificate of Designation) at the Record Date for the determination of stockholders entitled to vote or consent on the applicable matter or, if no such Record Date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed, (ii) vote as a single class with the holders of Common Shares on all matters submitted for a vote of or consent by holders of Common Shares, and (iii) notice of all stockholders’ meetings (or of any proposed action by written consent) in accordance with the Certificate of Incorporation and Bylaws as if the Holders were holders of Common Shares.”

FOURTH, that, the foregoing amendments were duly adopted by the Board of Directors of the Company in accordance with the provisions of Section 242 of the DGCL.

FIFTH, this Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 19th day of March, 2020.

OUTLOOK THERAPEUTICS, INC.

By:	/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: Chief Executive Officer and President